Exhibit 10.2
Redacted Version
Addendum to the Early Access Agreement (as defined below)

WHEREAS on August 3, 2015, IMPATIENTS N.V. (dba “myTomorrows”) a company formed and registered under the laws of the Netherlands, and located at Pilotenstraat 45, 1059 CH, Amsterdam, The Netherlands (hereinafter “myT”) and Hemispherx Biopharma, Inc. located at 1617 JFK Blvd, Philadelphia, PA 19103 (hereinafter “HEB”), each a “Party” and together the “Parties” entered into an early access agreement to make Ampligen available in a specific Territory under an Early Access Program (“EAP”), the “Early Access Agreement”, and
WHEREAS the parties contemplate a similar early access agreement with respect to Hemispherx Alferon N; and

WHEREAS, as an initial sales opportunity with respect to Alferon N, HEB indicated to myT that HEB has approximately 1,200 vials of Alferon now available for sale (“Inventory”) and myT has indicated an interest in selling these vials in its Territory and elsewhere.
Now, the Parties agree as follows:

1. MyT will use reasonable commercial efforts to sell product from the Inventory in the Territory as well as Brazil, Colombia and Chile.
2. HEB will support myT’s efforts in all reasonable ways.
3. Except for the following, all provisions of the Agreement will apply to the Inventory and the Inventory will be an element of the Product under the Agreement:

•	In no respect will the agreement with respect to the Inventory be exclusive

•	The Territory will, in respect of the Inventory only, include Brazil, Colombia and Chile, the Field, in respect of the Inventory, shall be all conditions for which human interferon alfa is indicated

•
In Clause 2.2, there will be no initial EAP Plan in respect of the Inventory and no new JSC will be formed in respect of the Inventory, however, issues which arise in respect of the Inventory will be discussed in the JSC for Ampligen

•	{***}

•
Clause 6.2 shall not apply in respect of the Inventory, MyT shall inform Hemispherx with sufficient notice when it requires shipment of product from the Inventory to a logistics provider and Hemispherx shall promptly arrange such shipment

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

•	In Clause 6.5, in respect of the Inventory, Hemispherx will invoice myT for {***} % of Net EAP Sales for the Inventory, such invoice will be issued in Euros (€)

•	In Clause 10.1, in respect of the sale of the Inventory, the term of the agreement will be {***}

•	The Quality Agreement and the PV Agreement attached to the Agreement and relating to Ampligen will apply also to the Inventory

•	List price in respect of the Inventory (Exhibit 4) will be USD ${***} /vial

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective, duly authorized, representatives:
For HEMISPHERX:                For IMPATIENTS:

    s/                    s/
Dr. William A. Carter, MD             Ronald H.P. Brus, MD
Chairman and CEO                Founder and CEO
Date:    10/16/15                Date:10/16/15

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended